UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2007
BRONCO DRILLING COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51471	20-2902156

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

16217 North May Avenue Edmond, Oklahoma	73013

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (405) 242-4444
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On November 15, 2007, Bronco MENA Investments LLC, a wholly-owned subsidiary of Bronco Drilling Company, Inc. (collectively, the “Company”), entered into a Subscription Agreement with Challenger Limited, a company organized under the laws of the Isle of Man, and certain of its affiliates to acquire a 25% equity interest in Challenger Limited in exchange for 6 drilling rigs and $5 million in cash. The transaction is expected to close during the fourth quarter of 2007, subject to various customary closing conditions and the completion of a satisfactory due diligence review by the Company.
     The drilling rigs that will be contributed by the Company consist of five rigs from the Company’s existing marketed fleet and one rig newly constructed by the Company. The general specifications of the contributed rigs are as follows:

		Approximate
		Drilling
Rig	Design	Depth (ft)	Type	Horsepower
3	Cabot 900	10,000	Mechanical	950
18	Gardner Denver 1500E	25,000	Electric	2,000
19	Mid Continent U-1220 EB	25,000	Electric	2,000
38	National 1320	25,000	Electric	2,000
93	National T-32	8,000	Mechanical	500
96	Ideco H-35	8,000	Mechanical	400
In conjunction with the closing of the transactions contemplated in the Subscription Agreement the parties expect to enter into a definitive agreement whereby Challenger will purchase from the Company four rigs and ancillary equipment for $12 million, payable in installments. The general specifications of the rigs that Challenger will purchase from the Company are as follows:

		Approximate
		Drilling
Rig	Design	Depth (ft)	Type	Horsepower
91	Ideco H-35	8,000	Mechanical	450
92	Weiss 45	8,000	Mechanical	500
94	Unit U-15	9,000	Mechanical	650
95	Emsco GB800	12,000	Mechanical	1,000
Upon the closing of the transactions contemplated in the Subscription Agreement, the Company and Challenger will enter into agreements under which Challenger will engage Bronco to provide broad-based operational and managerial assistance and support to Challenger.
The entry into the Subscription Agreement and the other agreements contemplated in connection with closing were approved by the Company’s Board of Directors prior to execution.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRONCO DRILLING COMPANY, INC.
Date: November 15, 2007	By:	/s/ ZACHARY M. GRAVES
Zachary M. Graves
Chief Financial Officer